Exhibit 99.1

Police Department Early Reaction to RADDOG™ 2LE Unanimously Positive, Says AITX’s Subsidiary, Robotic Assistance Devices

Detroit, Michigan, June 8, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that RADDOG 2LE discussions with more than 11 police departments over the past 24 hours has resulted in RAD’s quickest growing sales funnel since the Company’s inception.

Law enforcement officers (LEOs) shared specific reasons for their interest in RAD’s quadruped including:

-	RADDOG 2LE’s 2-way video calling features.
-	RADDOG 2LE’s low latency drive-by-wire feature.
-	The robot’s accessible price point when compared to other quadrupeds.

“The combination of RADDOG 2LE’s features and attractive price point are showing immediate signs that this could be a sales hit,” said Steve Reinharz, CEO of AITX and RAD. “Combined with the exposure from our various channels, team members, and of course the hit FOX show “Stars on Mars”, we have a great belief this solution could make a positive financial impact on the Company within a shorter time frame than initially projected.”

The Company noted that other large municipal police departments have made plans to visit the REX, RAD’s facility in Detroit later this month for live demonstrations.

“Given my relationships carried over from my years with the FBI it’s been relatively easy and quick to start to build a large sales funnel,” said Troy McCanna, ex-FBI Agent and RAD Chief Security Officer. “I’ve another two meetings on June 8th as this solution starts to take off.”

Additional positive feedback included commentary on the robot’s ease of use and speed of deployment, an important feature in mission critical policing.

RADDOG 2LE, publicly announced Tuesday June 6, 2023, marks a critical evolution of quadruped robotics positioned to improve the capabilities of law enforcement agencies and enable them to apply advanced robotics for a variety of tasks. With its quadruped (four-legged) design and proprietary external accessories, RADDOG 2LE empowers officers to conquer challenging terrain, reach inaccessible areas, and navigate through dangerous environments.

RADDOG 2LE offers law enforcement agencies an exceptional combination of advanced performance features and remarkable affordability. Driven by RAD’s ‘RADPack LE’, this quadruped features RADSoC™, the on-board visual analytics and video management system included with all of RAD’s AI-powered solutions.

The robot dog is scheduled to begin shipping in late July. Complete specifics of its capabilities, features and other details can be found at www.raddog.ai and www.radsecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz